Exhibit 10.4

INTELLECTUAL PROPERTY AGREEMENT

by and between

JOHNSON & JOHNSON

and

KENVUE INC.

Dated as of May 3, 2023

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Definitions	1

ARTICLE II

TRANSFERRED INTELLECTUAL PROPERTY AND TECHNOLOGY AND ASSUMPTION OF LIABILITIES

SECTION 2.01.	Assignment of Intellectual Property	11
SECTION 2.02.	Common Infrastructure Copyrights	13
SECTION 2.03.	Common Infrastructure Know-How	14
SECTION 2.04.	Common Infrastructure Data	14
SECTION 2.05.	Acceptance and Assumption of Transferred IP Liabilities	14
SECTION 2.06.	Acceptance and Assumption by J&J of Common Infrastructure IP Liabilities	15
SECTION 2.07.	Delayed Transfers; Wrong Pockets	15

ARTICLE III

LICENSES FROM J&J TO KENVUE

SECTION 3.01.	License Grants; Other Than Shared Data	18
SECTION 3.02.	J&J Shared Data License Grant	19
SECTION 3.03.	Have Made Rights	20
SECTION 3.04.	Sublicenses	20
SECTION 3.05.	Improvements	20
SECTION 3.06.	Memorabilia License	21

ARTICLE IV

LICENSES FROM KENVUE TO J&J

SECTION 4.01.	License Grants Excluding Shared Data	21
SECTION 4.02.	Kenvue Shared Data License Grant	23
SECTION 4.03.	Have Made Rights	23
SECTION 4.04.	Sublicenses	24
SECTION 4.05.	Improvements	24
SECTION 4.06.	Memorabilia License	24

i

SECTION 9.04.		Other Termination Consequences	33

ARTICLE X

FURTHER ASSURANCES

SECTION 10.01.		Further Assurances	33

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.		Counterparts; Entire Agreement; Corporate Power	34
SECTION 11.02.		Governing Law; Dispute Resolution; Jurisdiction	35
SECTION 11.03.		Third-Party Beneficiaries	36
SECTION 11.04.		Notices	36
SECTION 11.05.		Export Control	37
SECTION 11.06.		Bankruptcy	37
SECTION 11.07.		Severability	37
SECTION 11.08.		Expenses	38
SECTION 11.09.		Headings	38
SECTION 11.10.		Survival of Covenants	38
SECTION 11.11.		Waivers of Default	38
SECTION 11.12.		Specific Performance	38
SECTION 11.13.		No Admission of Liability	38
SECTION 11.14.		Amendments; Waivers	39
SECTION 11.15.		Interpretation	39
SECTION 11.16.		Waiver of Jury Trial	39

SCHEDULE A	-	Intellectual Property Assignment Agreements
SCHEDULE A1	-	Patent Assignment Agreement
SCHEDULE A2	-	Trademark Assignment Agreement
SCHEDULE A3	-	Copyright Assignment Agreement
SCHEDULE A4	-	Internet Properties Assignment Agreement
SCHEDULE B	-	Transferred Intellectual Property Rights
SCHEDULE B1	-	Transferred Patents
SCHEDULE B2	-	Transferred Trademarks
SCHEDULE B3	-	Transferred Copyrights
SCHEDULE B4	-	Transferred Internet Properties
SCHEDULE C	-	Licensed Patents
SCHEDULE C1	-	Licensed J&J Patents
SCHEDULE C2	-	Licensed Kenvue Patents
SCHEDULE D	-	Trademark-Related Agreements
SCHEDULE D1	-	Trademark Phase-Out License Agreements
SCHEDULE D2	-	JOHNSON’s License Agreement
SCHEDULE D3	-	JUPITER Trademark Phase-Out and Know-How License Agreement

SCHEDULE D4	-	STUGERON, VERMOX, and Related Marks and Know-How License Agreement
SCHEDULE D5		China MOTILIUM Trademark Phase-Out and Know-How License Agreement
SCHEDULE D6	-	Trademark Coexistence Agreement
SCHEDULE E	-	Form of Data Transfer and Sharing Agreement
SCHEDULE F	-	Form of Legal Hold Protocol
SCHEDULE G	-	J&J Shared Data
SCHEDULE H	-	Common Infrastructure Copyrights
SCHEDULE I	-	Common Infrastructure Data
SCHEDULE J	-	Common Infrastructure Know-How

INTELLECTUAL PROPERTY AGREEMENT dated as of May 3, 2023 (this “Agreement”), by and between JOHNSON & JOHNSON, a New Jersey corporation (“J&J”), and KENVUE INC., a Delaware corporation (“Kenvue”). J&J and Kenvue may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, in connection with the contemplated Separation of Kenvue and J&J, and concurrently with the execution of this Agreement, J&J and Kenvue are entering into a Separation Agreement (the “Separation Agreement”);

WHEREAS, in connection with the contemplated Separation of Kenvue and J&J, as part of a plan with the execution of this Agreement, J&J and various Affliates and Affiliates of Kenvue entered into certain Trademark related agreements, including the Trademark Phase-Out License Agreements for the use of certain Retained Trademarks set forth in Schedule D1 hereto, the JOHNSON’s License Agreement for the use of certain “JOHNSON’s” trademarks set forth in Schedule D2 hereto, the JUPITER Trademark Phase-Out and Know-How License Agreement to one of J&J’s Affiliates’ for the sale of prescription products bearing certain Transferred Trademarks and amendment thereto set forth in Schedule D3 hereto (the “JUPITER License”), and the STUGERON, VERMOX, and Related Marks and Know-How License Agreement to one of Kenvue’s Affiliates for the sale of certain products bearing certain Retained Trademarks and amendment thereto set forth in Schedule D4 hereto (the “VERMOX License”), the China MOTILIUM Trademarks Phase-Out and Know-How License Agreement to one of J&J’s Affiliates’ for the sale of certain products bearing certain Transferred Trademarks registered in China set forth in Schedule D5 (the “MOTILIUM License”)(collectively, the “Trademark License Agreements”), and the Trademark Coexistence Agreement[s] for the use of “JOHNSON”-formative trademarks by J&J and Kenvue set forth in Schedule D6 hereto (the “Trademark Coexistence Agreement” and together with the Trademark License Agreements, the “Trademark Related Agreements”); and

WHEREAS it is the intent of the Parties that J&J assign and/or license, and cause the members of its Group to assign and/or license, certain intellectual property rights to Kenvue, and that Kenvue grant a license back to J&J in certain assigned intellectual property rights, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Definitions. As used in this Agreement, the following terms have the following meanings:

“Administrative IP Proceedings” has the meaning set forth in Section 5.04 of this Agreement.

“Affiliate” has the meaning ascribed thereto in the Separation Agreement.

“Business Day” has the meaning ascribed thereto in the Separation Agreement.

“Business Records” means the following records and files: (a) vendor and supplier names and lists; (b) customer lists; (c) distributor lists; (d) pricing lists; (e) costs and sales information; (f) marketing plans; (g) advertising, marketing, sales and promotional materials; (h) quality control, vigilance and regulatory records; and (i) other business records.

“Common Infrastructure Copyrights” means the Copyrights identified in Schedule H.

“Common Infrastructure Data” means the Data identified in Schedule I.

“Common Infrastructure IP Liabilities” means any Liabilities of either Party or any member of either Party’s Group to the extent relating to, arising out of or resulting from any Common Infrastructure IP.

“Common Infrastructure IP” means Common Infrastructure Copyrights, Common Infrastructure Know-How and Common Infrastructure Data.

“Common Infrastructure Know-How” means the Know-How identified in Schedule J.

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Conveyancing and Assumption Instrument” has the meaning ascribed thereto in the Separation Agreement.

“Copyright Assignment Agreement” has the meaning set forth in Section 2.01 of this Agreement.

“Copyrights” (including copyrights in software) means copyrights, works of authorship (whether or not copyrightable, including all translations, adaptations, derivations and combinations thereof), mask works and design rights, including, in each case, any registrations and applications for registration therefor and any moral rights associated therewith.

“Data” means Business Records and Personal Information.

“Dispute” has the meaning set forth in Section 11.02(b) of this Agreement.

“Divested Business” has the meaning set forth in Section 8.02 of this Agreement.

“Docket Files” means electronic and paper copies (including originals) of the following items, to the extent they are in the possession or control of J&J or any member of its Group as of the Separation Date, with respect to each Transferred Patent and Transferred Trademark: (a) agreements pursuant to which any rights in such Transferred Patent or Transferred Trademark were assigned to J&J or any member of the J&J Group or the Kenvue Group; (b) declarations and powers of attorney relating to such Transferred Patents and Transferred Trademarks; (c) Patent or Trademark submissions; (d) correspondence with all patent and trademark offices together with a list, including contact information, of each counsel and agent responsible for the prosecution or maintenance of the Transferred Patents and Transferred Trademarks known to be in possession of Docket Files; (e) the original ribbon copy for Patents issued by the United States Patent and Trademark Office, or, for foreign Patents, the original ribbon copy or certificate issued by the applicable Governmental Authority; (f) the certificate of registration for Trademarks issued by the United States Patent and Trademark Office, or, for foreign Trademarks, the certificate or registration issued by the applicable Governmental Authority; and (g) any other customary information of a type, nature and detail generally maintained in J&J’s or any member of the J&J Group’s docket files with respect to the Transferred Patents and Transferred Trademarks.

“DTSA” has the meaning set forth in Section 5.03 of this Agreement.

“Governmental Approvals” has the meaning ascribed thereto in the Separation Agreement.

“Governmental Authority” has the meaning ascribed thereto in the Separation Agreement.

“Group” has the meaning ascribed thereto in the Separation Agreement.

“Improvement” means (a) with respect to Copyrights, any modifications, derivative works and translations of works of authorship in any medium and (b) with respect to Know-How, any updates, modifications, enhancements or improvements of such Know-How, including any insight drawn from Shared Data.

“Indemnitee” has the meaning ascribed thereto in the Separation Agreement.

“Information” has the meaning ascribed thereto in the Separation Agreement.

“Intellectual Property” means any and all intellectual property rights existing anywhere in the world associated with all: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Internet Properties; (v) Know-How; (vi) Data; and (vii) any other legal protections and rights related to any of the foregoing.

“Internet Properties Assignment Agreement” has the meaning set forth in Section 2.01 of this Agreement.

“Internet Properties” means internet domain names, URLs, user names and social media identifiers, handles and tags.

“IP Assignment Agreements” has the meaning ascribed thereto in Section 2.01 of this Agreement.

“IP Liabilities” means all Liabilities relating to, arising out of or resulting from Intellectual Property.

“ITU Applications” has the meaning ascribed thereto in Section 2.01 of this Agreement.

“J&J Business” has the meaning ascribed thereto in the Separation Agreement.

“J&J Common Infrastructure IP Liability Contribution” means the portion of Liability in connection with Common Infrastructure IP relating to, arising out of or resulting from the operation or conduct of the J&J Business.

“J&J Group” has the meaning ascribed thereto in the Separation Agreement.

“J&J Indemnitees” has the meaning ascribed thereto in the Separation Agreement.

“J&J Intellectual Property” has the meaning ascribed thereto in Section 2.01 of this Agreement.

“J&J Memorabilia IP” has the meaning ascribed thereto in Section 3.06 of this Agreement.

“J&J Products” means all products, services or offerings of the businesses in which J&J or any member of its Group is or hereafter becomes engaged, by, without limitation, designing, making, using, distributing, selling, offering for sale, leasing, licensing, importing, exporting, supplying, disposing of or otherwise distributing, through multiple tiers of distribution, such products, services or offerings. The term J&J Products includes the marketing and other collateral materials related to the products, services or offerings referred to in the preceding sentence.

“J&J References” has the meaning ascribed thereto in Section 2.02(d) of this Agreement.

“J&J Retained Data” has the meaning ascribed thereto in the DTSA.

“J&J Shared Data” means the Data (a) identified in Schedule G or (b) owned by J&J or a member of its Group immediately following the Separation; provided, however, that, in the case of (a) and (b), no such Data shall be J&J Shared Data if such Data, as of the date immediately prior to the Separation Date, is (i) not related to and is not used or held for use in connection with the business or operation of the Kenvue Business or (ii) Common Infrastructure Data.

“Kenvue Business” has the meaning ascribed thereto in the Separation Agreement.

“Kenvue Common Infrastructure IP Liability Contribution” means the Liability in connection with Common Infrastructure IP to the extent relating to, arising out of or resulting from the operation or conduct of the Kenvue Business.

“Kenvue Group” has the meaning ascribed thereto in the Separation Agreement.

“Kenvue Indemnitees” has the meaning ascribed thereto in the Separation Agreement.

“Kenvue Memorabilia IP” has the meaning set forth in Section 4.06 of this Agreement.

“Kenvue Products” means all products, services or offerings of the businesses in which Kenvue or any member of its Group is or hereafter becomes engaged, by, without limitation, designing, making, using, distributing, selling, offering for sale, leasing, licensing, importing, exporting, supplying, disposing of or otherwise distributing, through multiple tiers of distribution, such products, services or offerings. The term Kenvue Products includes the marketing and other collateral materials related to the products, services or offerings referred to in the preceding sentence.

“Kenvue Shared Data” means the Kenvue Transferred Data; provided, however, that no such Kenvue Transferred Data shall be Kenvue Shared Data if such Kenvue Transferred Data, as of the date immediately prior to the Separation Date, is (i) not related to and is not used or held for use in connection with the business or operation of the J&J Business or (ii) Common Infrastructure Data.

“Kenvue Transferred Data” means the Data that is owned by J&J or a member of its Group as of the date immediately prior to the Separation Date and that is primarily related to or used or held for use primarily in connection with the business or operations of the Kenvue Business.

“Know-How” means any and all confidential and proprietary technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing and preclinical and clinical data), technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, tools, materials, apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, diagrams, flow charts, models, studies, reports, surveys, analyses and other writings.

“Law” has the meaning ascribed thereto in the Separation Agreement.

“Leftover IP” has the meaning ascribed thereto in Section 2.01 of this Agreement.

“Liabilities” has the meaning ascribed thereto in the Separation Agreement.

“Licensed J&J Copyrights” means all Copyrights included in Licensed J&J IP.

“Licensed J&J IP” means (a) the Licensed J&J Patents and (b) all Intellectual Property other than Patents, Trademark License Know-How, Internet Properties, Trademarks and Common Infrastructure IP primarily related to or used or held for use primarily in connection with the business or operations of the J&J Business (i) that is owned by J&J or a member of its Group immediately following the Separation or (ii) to the extent that J&J or any member of its Group has the right immediately following the Separation to grant licenses thereunder to Kenvue of the scope granted by J&J to Kenvue in the corresponding sections of Article III without the payment of royalties or other consideration to any third parties (excluding employees of J&J and employees of the members of its Group); provided, however, that in the case of (b), no such Intellectual Property shall be Licensed J&J IP if such Intellectual Property, as of the date immediately prior to the Separation Date, is not related to and is not used or held for use in connection with the business or operation of the Kenvue Business.

“Licensed J&J Know-How” means all Know-How included in the Licensed J&J IP. For the avoidance of doubt, the Licensed J&J Know-How excludes the J&J Shared Data.

“Licensed J&J Patents” means (a) the Patents identified in Schedule C1 hereto, which the Parties hereby acknowledge is intended to set forth a true and accurate list of Retained Patents that (i) as of the date immediately prior to the Separation Date, are used or held for use in connection with the business or operation of the Kenvue Business, (ii) as of the completion of the Separation, are owned or controlled by J&J or any member of its Group and (iii) as of the completion of the Separation, J&J or any member of its Group has the right under such Patent to grant licenses to Kenvue of the scope granted by J&J and the members of the J&J Group to Kenvue and the members of the Kenvue Group in Article III without the payment of royalties or other consideration to any third parties (excluding employees of J&J and employees of members of its Group); and (b) all continuations, divisionals, continuations-in-part, re-examinations, reissues and revisions issuing subsequent to the Separation Date to the extent claims thereof are supported by the Patents identified in Schedule C1. Notwithstanding the foregoing, if after the Separation Date, either of the Parties identifies any Retained Patent not identified on Schedule C1, including Patents that become Retained Patents in accordance with Section 2.07, that meet the requirements set forth in this definition of Licensed J&J Patents, Schedule C1 may be updated from time to time by the Parties to add such Retained Patents and any Retained Patents so added to Schedule C1 shall be deemed to have been Retained Patents since the Separation Date for purposes of this Agreement.

“Licensed Kenvue Copyrights” means all Transferred Copyrights included in Licensed Kenvue IP.

“Licensed Kenvue IP” means (a) the Licensed Kenvue Patents and (b) all Intellectual Property other than Patents, Trademark License-Back Know-How, Internet Properties, Trademarks and Common Infrastructure IP, primarily related to or used or held for use primarily in connection with the business or operations of the Kenvue Business (i) that is owned by Kenvue or a member of its Group immediately following the Separation or (ii) to the extent that Kenvue or any member of its Group has the right immediately following the Separation to grant licenses thereunder to J&J of the scope granted by Kenvue to J&J in the corresponding sections of Article IV without the payment of royalties or other consideration to any third parties (excluding employees of Kenvue and employees of the members of its Group); provided, however, that, in the case of (b), no Intellectual Property shall be Licensed Kenvue IP if such Intellectual Property, as of the date immediately prior to the Separation Date, is not related to and is not used or held for use in connection with the business or operation of the J&J Business.

“Licensed Kenvue Know-How” means all Transferred Know-How included in the Licensed Kenvue IP. For the avoidance of doubt, the Licensed Kenvue Know-How excludes the Kenvue Shared Data.

“Licensed Kenvue Patents” means (a) the Patents identified in Schedule C2 hereto, which the Parties hereby acknowledge is intended to set forth a true and accurate list of Transferred Patents that (i) as of the date immediately prior to the Separation Date, are used or held for use in connection with the business or operation of the J&J Business, and (ii) as of the completion of the Separation, Kenvue or any member of its Group has the right under such Patent to grant licenses to J&J of the scope granted by Kenvue and the members of the Kenvue Group to J&J and the members of the J&J Group in Article IV without the payment of royalties or other consideration to any third parties (excluding employees of Kenvue and employees of members of its Group); and (b) all continuations, divisionals, continuations-in-part, re-examinations, re-issues and revisions issuing subsequent to the Separation Date to the extent claims thereof are supported by the Patents identified in Schedule C2. Notwithstanding the foregoing, if after the Separation Date either of the Parties identifies any Transferred Patent not identified on Schedule C2, including Patents that become Transferred Patents in accordance with Section 2.07, that meet the requirements set forth in this definition of Licensed Kenvue Patents, Schedule C2 shall be updated from time to time by the Parties to add such Transferred Patents and any Transferred Patents so added to Schedule C2 shall be deemed to have been Transferred Patents since the Separation Date for purposes of this Agreement.

“Licensee’s Business” means, with respect to Licensed J&J IP, the Kenvue Business, and with respect to Licensed Kenvue, the J&J Business.

“Licensee” means, with respect to Licensed J&J IP, Kenvue, and with respect to Licensed Kenvue, J&J.

“Licensor” means, with respect to Licensed J&J IP, J&J, and with respect to Licensed Kenvue, Kenvue.

“Mediation Notice” has the meaning set forth in Section 11.02(c) of this Agreement.

“Mediation Period” has the meaning set forth in Section 11.02(c) of this Agreement.

“Mediation Rules” has the meaning set forth in Section 11.02(c) of this Agreement.

“Memorabilia” has the meaning ascribed thereto in the Separation Agreement.

“Negotiation Notice” has the meaning set forth in Section 11.02(b) of this Agreement.

“New RIM Policies and Procedures” has the meaning ascribed thereto in the DTSA.

“OFAC” has the meaning set forth in Section 5.02.

“Patent Assignment Agreement” has the meaning set forth in Section 2.01 of this Agreement.

“Patents” means patent registrations and applications (including provisional applications), statutory invention registrations, designs and utility models, including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, covered business method reviews, substitutions and extensions thereof.

“Person” has the meaning ascribed thereto in the Separation Agreement.

“Personal Information” means (a) any information relating to an identified or identifiable natural person and (b) any information that constitutes personal information, personally identifiable information or personal data under any Privacy and Data Security Requirements.

“Privacy and Data Security Requirements” means, with respect to either Party and its Subsidiaries, as applicable, (a) any Laws regulating the collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, privacy or processing (collectively, “Processing”) of Personal Information (including, as applicable, the California Consumer Privacy Act, the European Union General Data Protection Regulation (EU) 2016/679 and any other Laws implementing the GDPR into national Law, the Personal Information Protection Law of the People’s Republic of China and other international, foreign, federal, local and state data security and data privacy Laws), (b) obligations under all contracts to which such Party or any of its Subsidiaries is a party or by which such Party or any of its Subsidiaries is bound that relate substantially to the Processing of Personal Information or the protection of IT systems and (c) all of the current internal and publicly posted written policies of such Party or any of its Subsidiaries regarding the Processing of Personal Information.

“Retained Copyright” means all Copyrights owned or controlled by J&J as of the date immediately prior to the Separation Date other than the Transferred Copyright.

“Retained Know-How” means all Know-How owned or controlled by J&J as of the date immediately prior to the Separation Date other than the Transferred Know-How.

“Retained Patents” means all Patents owned or controlled by J&J as of the date immediately prior to the Separation Date other than the Transferred Patents. Notwithstanding the foregoing, any Know-How included in the Licensed J&J IP that becomes a patent after the Separation Date shall be deemed a Retained Patent.

“Retained Trademarks” means all Trademarks owned or controlled by J&J as of the date immediately prior to the Separation Date other than the Transferred Trademarks.

“RIM Policies and Procedures” has the meaning ascribed thereto in the DTSA.

“Sanctioned Country Assets” has the meaning set forth in Section 5.02.

“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC.

“Security Interest” has the meaning ascribed thereto in the Separation Agreement.

“Separation Date” has the meaning ascribed thereto in the Separation Agreement.

“Separation” has the meaning ascribed thereto in the Separation Agreement.

“Shared Data” mean the J&J Shared Data and the Kenvue Shared Data.

“Subsidiary” has the meaning ascribed thereto in the Separation Agreement.

“Territory” means worldwide, except to the extent an action to be taken in the Territory would violate any applicable Privacy and Data Security Requirement in a particular jurisdiction, such jurisdiction shall be excluded from the Territory.

“Third-Party Copyrights” has the meaning set forth in Section 2.02(b) of this Agreement.

“Trademark Assignment Agreement” has the meaning set forth in Section 2.01 of this Agreement.

“Trademark License Know-How” means the Know-How licensed under the VERMOX License.

“Trademark License-Back Know-How” means the Know-How licensed under the JUPITER License and the MOTILIUM License.

“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, including, for clarity, ITU Applications, together with all goodwill associated therewith.

“Transferred Copyrights” means Copyrights (a) identified in Schedule B3 or (b) owned by J&J or a member of its Group as of the date immediately prior to the Separation Date and that are primarily related to or used or held for use primarily in connection with the business or operations of the Kenvue Business.

“Transferred Intellectual Property” means (a) the Transferred Patents, (b) the Transferred Copyrights, (c) the Transferred Internet Properties, (d) the Transferred Know-How, (e) the Transferred Trademarks and (f) the Kenvue Transferred Data.

“Transferred Internet Properties” means Internet Properties (a) identified in Schedule B4 or (b) owned by J&J or a member of its Group as of the date immediately prior to the Separation Date and that are primarily related to or used or held for use primarily in connection with the business or operations of the Kenvue Business.

“Transferred IP Liabilities” means (a) all Liabilities relating to, arising out of or resulting from the Transferred Intellectual Property and (b) the Kenvue Common Infrastructure IP Liability Contribution.

“Transferred Know-How” means the Know-How that is owned by J&J or a member of its Group as of the date immediately prior to the Separation Date and that is primarily related to or used or held for use primarily in connection with the business or operations of the Kenvue Business.

“Transferred Patents” means the Patents identified in Schedule B1 hereto, which the Parties hereby acknowledge is intended to set forth a true and accurate list of Patents owned or controlled by J&J that, as of the date immediately prior to the Separation Date, are primarily related to or used or held for use primarily in connection with the business or operations of the Kenvue Business. Notwithstanding the foregoing, if any Transferred Know-How becomes a Patent after the Separation Date, such Patent shall be deemed a Transferred Patent, and Schedule B1 shall be updated from time to time to include any such Transferred Patent.

“Transferred Trademarks” means all Trademarks that are owned by J&J or a member of its Group as of the date immediately prior to the Separation Date and that are primarily related to or used or held for use primarily in connection with the products, services and offerings of the Kenvue Business, including but not limited to those trademarks identified in Schedule B2. Transferred Trademarks shall not include, with respect to any specific country or jurisdiction, any Trademark in such country or jurisdiction in which such assignment is prohibited by applicable Law or where the similarities of such Transferred Trademark with an existing Retained Trademark may cause (i) the cancellation of any Retained Trademark, (ii) the cancellation or refusal to register any Transferred Trademark because of an assignment of such Trademark to Kenvue Group or (iii) any conflict in the coexistence of such Transferred Trademark and such Retained Trademark, in each of the foregoing cases in such country or jurisdiction.

ARTICLE II

TRANSFERRED INTELLECTUAL PROPERTY AND TECHNOLOGY AND ASSUMPTION OF LIABILITIES

SECTION 2.01.    Assignment of Intellectual Property. (a) Subject to the terms and conditions of this Agreement and any limitations on transfer set forth in the DTSA, effective as of immediately prior to the closing of the Separation on the Separation Date, J&J hereby sells, assigns, transfers and conveys, and agrees to cause the members of its Group to hereby sell, assign, transfer and convey, to Kenvue all of the right, title and interest of the J&J Group in, to and under all Transferred Intellectual Property, subject to the licenses granted to J&J and the members of its Group in Article IV and all other licenses granted and obligations to grant a license under any such Intellectual Property existing and in full force and effect as of immediately prior to the Separation (subject to the terms and conditions contained in each such license or obligation to grant a license). Without limiting the generality of the foregoing, with respect to any United States intent-to-use trademark applications included in the Transferred Intellectual Property (“ITU Applications”), the assignment granted hereunder accompanies the transfer of the business or portion of the business of the assignor to which such ITU Applications pertain, and that business is ongoing and existing, or the transfer of such ITU Applications shall not be effective until the expiration of any period during which the assignment thereof would impair, under applicable federal law, the registrability of such ITU Applications or the validity or enforceability of registrations issuing from such ITU Applications. The assignment of Transferred Intellectual Property herein includes all of J&J’s and its Group members’ right, title and interest in and to any and all proceeds, causes of action and rights of recovery against third parties for past and future infringement, misappropriation or other violation or impairment of any of the Transferred Intellectual Property. The Parties shall, and shall cause their respective Group members (as applicable) to, execute Intellectual Property assignments in forms substantially similar to those attached as Schedule A1 (the “Patent Assignment Agreement”), Schedule A2 (the “Trademark Assignment Agreement”), Schedule A3 (the “Copyright Assignment Agreement”), Schedule A4 (the “Internet Properties Assignment Agreement”), as well as such additional case-specific assignments as deemed appropriate to carry out the intent of the Parties hereunder, as applicable (collectively, the “IP Assignment Agreements”), for recordation with the appropriate Governmental Authority. Except to the extent required by applicable Law, the IP Assignment Agreements shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of an IP Assignment Agreement does conflict with any provision of this Agreement, this Agreement shall govern and control unless specifically stated otherwise in such IP Assignment Agreement.

(b)    Recording Change of Ownership of the Transferred Intellectual Property. Kenvue shall have the sole responsibility, at its sole cost and expense, to file the IP Assignment Agreements and any other forms or documents as required to record the assignment of any Transferred Intellectual Property from J&J and the members of its Group to Kenvue; provided, however, that upon written request, J&J shall provide reasonable assistance to Kenvue to record the assignment, at Kenvue’s sole cost and expense.

(c)    Responsibility for Transferred Intellectual Property. At or prior to the date that is the five (5)-month anniversary of the Separation Date, J&J shall provide Kenvue with a listing, in a form to be agreed upon by the Parties, of: (i) all known responses to office or registrar actions and fees due with respect to the Transferred Intellectual Property in all relevant jurisdictions with due dates within one hundred twenty (120) days after the date that is the six (6)-month anniversary of the Separation Date; and (ii) a copy of all hard-copy or digitally stored Docket Files, unless such files are in the possession of J&J’s outside counsel or agents, in which case J&J shall send written instructions to such counsel and agents directing them to act in accordance with Kenvue’s instructions with respect to such files.

(d)    Legal Holds. The Parties acknowledge that certain Kenvue Transferred Data may be subject to a document or data preservation order directed by the J&J Law Department or by order of any Governmental Authority (a “Legal Hold”).

These Legal Holds may place certain limitations on the transfer of and access to the Kenvue Transferred Data. As such, concurrent with the execution of this Agreement, the Parties shall enter into the Legal Hold Protocol, substantially in the form of Schedule F, setting forth the terms and conditions governing the transfer, access and use, as applicable, of the Kenvue Transferred Data subject to a Legal Hold.

(e)    J&J Intellectual Property. For the avoidance of doubt, all Intellectual Property owned by J&J or a member of its Group as of the date immediately prior to the Separation Date that does not constitute Transferred Intellectual Property or Common Infrastructure IP (“J&J Intellectual Property”) shall remain exclusively owned by J&J or a member of its Group (for the avoidance of doubt, other than Kenvue or a member of its Group) immediately following the assignments of Intellectual Property contemplated in Section 2.01(a) and (e), including where such Intellectual Property or embodiments of it are in the custody or control of a Kenvue entity or member of its Group following the Separation Date (“Leftover IP”). In the event that any such Leftover IP is discovered after the Separation Date, the Parties shall use reasonable best efforts to promptly effect the transfer of such Leftover IP from Kenvue to J&J, including filing any forms or documents as required to record J&J’s ownership of such Leftover IP and transferring embodiments of such Leftover IP to J&J.

SECTION 2.02.    Common Infrastructure Copyrights. (a) As between J&J and Kenvue, Common Infrastructure Copyrights shall be jointly owned by J&J and Kenvue.

(b)    The Parties acknowledge that some of the materials associated with Common Infrastructure Copyrights (e.g., documents, PowerPoint slides, photo libraries, etc.) may also contain third-party-owned copyrighted material (“Third-Party Copyrights”) such as fonts, images and graphics, which are licensed to a Party.

(c)    Notwithstanding Section 2.02(a), the use of any Common Infrastructure Copyrights by or for J&J, and any works related to, or based upon, any of the Common Infrastructure Copyrights, may not contain any references to Kenvue or any member of its Group, Kenvue’s or any member of its Group’s publications, personnel (including senior management) or management structures, or any other indication (other than the verbatim or paraphrased reproduction of the content) that such works are based upon any Common Infrastructure Copyrights that originated with Kenvue or any member of its Group, except for factual or historical uses or uses that have otherwise been previously approved in writing.

(d)    Notwithstanding 2.01(a), the use of any Common Infrastructure Copyrights by or for Kenvue, and any works related to, or based upon, any of the Common Infrastructure Copyrights, may not contain any references to J&J or any member of its Group or J&J’s or any member of its Group’s publications, personnel (including senior management) or management structures, or any other indication (other than the verbatim or paraphrased reproduction of the content) that such works are based upon any Common Infrastructure Copyrights that originated with J&J or any member of its Group, except for factual or historical uses or uses that have otherwise been previously approved in writing (the “J&J References”). For clarity, Kenvue Group has no obligation to remove the J&J References from the Common Infrastructure Copyrights except to the extent Kenvue Group makes use of such Common Infrastructure Copyrights after the Separation Date beyond what is permitted under the Trademark License Agreements.

(e)    To the extent any moral rights or rights to be identified as the author are included in any of the Common Infrastructure Copyrights, each Party waives all such rights to which they may be entitled with respect to the other Party’s use of such Common Infrastructure Copyrights.

(f)    Neither Party shall have any obligation to the other Party to (i) notify of any changes or proposed changes to any of the Common Infrastructure Copyrights, (ii) include the other Party in any consideration of proposed changes to any of the Common Infrastructure Copyrights, (iii) provide draft changes of any of the Common Infrastructure Copyrights to the other Party for review or comment, (iv) provide the other Party with any updated materials relating to any of the Common Infrastructure Copyrights, (v) provide any accounting for profits relating to any of the Common Infrastructure Copyrights or (vi) seek the other Party’s consent for, or to notify the other Party of, any non-exclusive licenses granted under the Common Infrastructure Copyrights in each case solely to the extent such changes would not adversely affect the other Party’s continued use of the Common Infrastructure Copyrights in connection with the operation of its business.

SECTION 2.03.    Common Infrastructure Know-How. As between J&J and Kenvue, Common Infrastructure Know-How shall be jointly owned by J&J and Kenvue. Notwithstanding the immediately preceding sentence, neither of the Parties shall be permitted to make Common Infrastructure Know-How public or otherwise destroy or impair the confidential and proprietary status of Common Infrastructure Know-How without the advance written consent of the other Party.

SECTION 2.04.    Common Infrastructure Data. As between J&J and Kenvue, Common Infrastructure Data shall be jointly owned by J&J and Kenvue. Notwithstanding the immediately preceding sentence, neither of the Parties shall be permitted to make Common Infrastructure Data public or otherwise destroy or impair the confidential and proprietary status of Common Infrastructure Data without the advance written consent of the other Party or except as permitted under the DTSA.

SECTION 2.05.    Acceptance and Assumption of Transferred IP Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Separation Date, Kenvue shall, and shall cause the applicable members of its Group to, accept, assume and agree faithfully to perform, discharge and fulfill the Transferred IP Liabilities in accordance with their respective terms. Kenvue shall, and shall cause the applicable members of its Group to, be responsible for all Transferred IP Liabilities, regardless of when or where such Transferred IP Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Separation, regardless of where or against whom such Transferred IP Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement.

SECTION 2.06.    Acceptance and Assumption by J&J of Common Infrastructure IP Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Separation Date, J&J shall, and shall cause the applicable members of its Group to, accept, assume and agree faithfully to perform, discharge and fulfill the J&J Common Infrastructure IP Liability Contribution to any Common Infrastructure IP Liabilities in accordance with their respective terms. J&J shall, and shall cause the applicable members of its Group to, be responsible for the J&J Common Infrastructure IP Liability Contribution to any Common Infrastructure IP Liabilities, regardless of when or where such Common Infrastructure IP Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Separation, regardless of where or against whom such Common Infrastructure IP Liabilities are asserted or determined prior to or after the date of this Agreement.

SECTION 2.07.    Delayed Transfers; Wrong Pockets. (a) In the event that it is discovered after the Separation that there was an omission of (i) the transfer or conveyance by J&J (or a member of the J&J Group) or the acceptance or assumption by Kenvue (or a member of the Kenvue Group) of any Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability, as the case may be, or (ii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Intellectual Property, IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability, as the case may be, that, had the Parties given specific consideration to such Intellectual Property, IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability prior to the Separation, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Intellectual Property, IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability. For the avoidance of doubt, if it is discovered after the Separation that there was an omission from Schedule B1 of any Patent that, as of the date immediately prior to the Separation Date, was owned or controlled by J&J and primarily related to or used or held for use primarily in connection with the business or operations of the Kenvue Business, the Parties promptly upon discovery shall amend Schedule B1 to include such Patent, which shall be deemed a Transferred Patent and subject to transfer pursuant to this Section 2.07(a). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.07(a) shall be treated by the Parties for all purposes as if it had occurred on the earlier of (i) immediately prior to the closing of the Separation on the Separation Date and (ii) the time such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability, as the case may be, would have been transferred, conveyed, accepted or assumed had they been subject to the Conveyancing and Assumption Instrument for the jurisdiction to which such Intellectual Property or Liability relate, in each case, except as otherwise required by applicable Law. For the avoidance of doubt, any resulting licenses to the Intellectual Property subject to such transfer, conveyance, acceptance or assumption shall be deemed to have commenced on the Separation Date.

(b)        In the event that it is discovered after the Separation that there was a transfer or conveyance by J&J (or a member of the J&J Group) to, or the acceptance or assumption by, Kenvue (or a member of the Kenvue Group) of any Intellectual Property, IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability, as the case may be, that is not Transferred Intellectual Property or a Transferred IP Liability, the Parties shall use reasonable best efforts to promptly transfer or convey such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability, as the case may be. For the avoidance of doubt, if it is discovered after the Separation that there was an inclusion on Schedule B1 of any Patent that, as of the date immediately prior to the Separation Date, was owned or controlled by J&J and primarily related to or used or held for use primarily in connection with the business or operations of the J&J Business, then the Parties, promptly upon discovery, shall amend Schedule B1 to remove such Patent, which shall be deemed a Retained Patent and subject to transfer pursuant to this Section 2.07(b). Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.07(b) shall be treated by the Parties for all purposes as if such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law.

(c)        To the extent that any transfer or conveyance of any Intellectual Property or Common Infrastructure IP or acceptance or assumption of any IP Liability or Common Infrastructure IP Liability required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been effected as of the Separation Date, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Separation Date as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Intellectual Property or Common Infrastructure IP or the acceptance or assumption of any Intellectual Property Liabilities or Common Infrastructure IP Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Transferred Intellectual Property, Transferred IP Liabilities, Common Infrastructure IP and Common Infrastructure IP Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided further that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Consent. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Separation Date, the Party retaining such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability (or the member of the Party’s Group retaining such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP

Liability) shall thereafter hold such Intellectual Property or Common Infrastructure IP for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such IP Liability or Common Infrastructure IP Liability for the account, and at the expense, of the Party by whom such IP Liability or Common Infrastructure IP Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which such Intellectual Property or Common Infrastructure IP should have been transferred or conveyed, or by whom such IP Liability or Common Infrastructure IP Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain/loss and control over such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability. Notwithstanding the foregoing, such held Intellectual Property or Common Infrastructure IP for the use and benefit of the other Party may be cancelled, abandoned, not renewed or registered in the ordinary course of business and need only be held in accordance with the RIM Policies and Procedures or New RIM Policies and Procedures, as applicable, as described in the DTSA. As and when any such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.07(c) shall be treated by the Parties for all purposes as if it had occurred on the earlier of (i) immediately prior to the closing of the Separation on the Separation Date, and (ii) the time such Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability, as the case may be, would have been transferred, conveyed, accepted or assumed had they been subject to the Conveyancing and Assumption Instrument for the jurisdiction to which such Intellectual Property or Liability relate, in each case, except as otherwise required by applicable Law.

(d)        The Party retaining any Transferred Intellectual Property, Transferred IP Liability, Common Infrastructure IP or Common Infrastructure IP Liability due to the deferral of the transfer and conveyance of such Intellectual Property or Common Infrastructure IP or the deferral of the acceptance and assumption of such IP Liability or Common Infrastructure IP Liability pursuant to this Section 2.07 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.07, to expend any money or take any action that would require the expenditure of money (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party or the member of the Party’s Group entitled to such Intellectual Property or Common Infrastructure IP or intended to assume such IP Liability or Common Infrastructure IP Liability, as applicable) unless and to the extent the Party or the member of the Party’s Group entitled to such Intellectual Property or Common Infrastructure IP or intended to assume such IP Liability or Common Infrastructure IP Liability, as applicable, advances or agrees to reimburse it for the applicable expenditures.

ARTICLE III

LICENSES FROM J&J TO KENVUE

SECTION 3.01.    License Grants; Other Than Shared Data. J&J hereby grants, and agrees to cause the members of the J&J Group to hereby grant, to Kenvue and the members of the Kenvue Group the following personal, irrevocable (except as set forth in Article VIII and Article IX), non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in Article VIII) licenses under the Licensed J&J IP (other than J&J Shared Data) subject to the terms of this Agreement as follows:

(a)        Patents. Under the Licensed J&J Patents to make (including the right to practice any methods, processes and procedures), have made (subject to Section 3.02), use, lease, sell, offer for sale and import Kenvue Products in the Kenvue Business as operated on the Separation Date and any reasonable and natural extensions thereof. The licenses set forth in this Section 3.01(a) shall terminate, on a Patent-by-Patent basis, upon the expiration of the applicable Licensed J&J Patent’s term.

(b)        Copyrights. Under the Licensed J&J Copyrights (i) to reproduce and have reproduced (subject to Section 3.02) the works of authorship included therein and derivative works thereof prepared by or on behalf of Kenvue, in whole or in part, (ii) to prepare derivative works or have derivative works prepared for it based upon such works of authorship, (iii) to distribute (by any means and using any technology, whether now known or unknown) copies of the works of authorship included therein (and derivative works thereof prepared by or on behalf of Kenvue) to the public by sale or other transfer of ownership or by rental, lease or lending, (iv) to perform (by any means and using any technology, whether now known or unknown, including electronic transmission) and display the works of authorship included therein (and derivative works thereof prepared by or on behalf of Kenvue), in each of (i)-(iv), solely as part of (or, in the case of (ii) only, to create) Kenvue Products in the Kenvue Business as operated on the Separation Date and any reasonable and natural extensions thereof; and (v) to use such works of authorship (and derivative works thereof prepared by or on behalf of Kenvue) in connection with the operation of the Kenvue Business as operated on the Separation Date and any reasonable and natural extensions thereof. The Copyright licenses set forth in this Section 3.01(b) shall terminate, on a Copyright-by-Copyright basis, upon the expiration of the applicable licensed Copyright’s term. The Parties acknowledge that some of the materials licensed under this Section 3.01(b) (e.g., documents, PowerPoint slides, photo libraries, etc.) also contain Third-Party Copyrights such as fonts, images and graphics, which are licensed to J&J but that may not be sub-licensable to Kenvue. The license granted under this Section 3.01(b), therefore, does not extend to the use of such Third-Party Copyrights, and Kenvue is solely responsible for obtaining its own licenses to such Third-Party Copyrights.

(c)        Know-How. Subject to Section 6.02, under the Licensed J&J Know-How, solely to design, develop, make and have made (subject to Section 3.02), sell and support Kenvue Products in the Kenvue Business as operated on the Separation Date and any reasonable and natural extensions thereof. The Know-How licenses set forth in this Section 3.01(c) shall continue, with respect to each licensed portion of Know-How, until a valid occurrence of an exception to the confidentiality obligations set forth in Section 7.09 (Confidential Information) of the Separation Agreement or Section 6.02 hereof resulting in such portion of Know-How ceasing to be confidential or proprietary to J&J. Notwithstanding anything to the contrary in this Agreement, Know-How used or held for use exclusively in connection with the business or operations of the J&J Business as of the Separation Date shall not be subject to the license granted pursuant to this Section 3.01(c). Notwithstanding anything to the contrary in this Agreement, the Know-How licenses set forth in this Section 3.01(c) shall not apply to any data included in Know-How that is Shared Data, the licensing of which shall be governed by Section 3.02.

(d)        Third-Party Licenses. With respect to Intellectual Property licensed to J&J or the members of its Group by a third party, the license grants set forth in this Article III shall be subject to all of the terms, conditions and restrictions set forth in the relevant license agreement between J&J (or a member of its Group, as the case may be) and such third party. Licenses to Kenvue under Intellectual Property owned by a third party shall expire or terminate on the expiration or termination of the corresponding license agreement, or the right to grant sublicenses thereunder, between such third party and J&J (or the member of its Group, as the case may be).

(e)        Reasonable Access. Subject to Section 5.01, J&J acknowledges and agrees to allow Kenvue, or a member of its Group, after the Separation, reasonable access to any of the Licensed J&J IP, materials or data licensed to Kenvue and members of its Group pursuant to this Article III, at Kenvue’s expense. Without limiting the generality of the foregoing, solely to the extent laboratory notebooks being retained by J&J contain information relating to a combination of J&J and Kenvue Intellectual Property, J&J shall retain such laboratory notebooks for the period of time required by J&J’s current retention policy for J&J laboratory notebooks, and J&J shall provide Kenvue with timely access to laboratory notebooks in J&J’s possession that contain such information during normal business hours upon reasonable request.

SECTION 3.02.    J&J Shared Data License Grant. (a) J&J hereby grants, and agrees to cause the members of the J&J Group to hereby grant, to Kenvue and the members of the Kenvue Group the following personal, irrevocable (except as set forth in Article VIII and Article IX), non-exclusive, royalty-free and non-transferable (except as set forth in Article VIII) licenses to use the J&J Shared Data solely within the Territory and solely in connection with the Kenvue Business as operated on the Separation Date and any reasonable and natural extensions thereof (the “J&J Shared Data License”), solely to the extent that J&J or any member of its Group has the right immediately following the Separation to grant licenses thereunder to Kenvue of the scope granted by J&J to Kenvue in this Section 3.02, without the payment of royalties or other consideration to any third parties (excluding employees of J&J and employees of the members of its Group). The J&J Shared Data License set forth in this Section 3.02 shall continue, with respect to each licensed portion of J&J Shared Data, until the valid occurrence of an exception to the confidentiality obligations set forth in Section 7.09 (Confidential Information) of the Separation Agreement or Section 6.02 hereof resulting in such portion of J&J Shared Data ceasing to be confidential or proprietary to J&J. Notwithstanding anything to the contrary in this Agreement, J&J Shared Data used or held for use exclusively in connection with the business or operations of the J&J Business as of the Separation Date shall not be subject to the license granted pursuant to this Section 3.02. The technical implementation of the J&J Shared Data License shall be governed by the DTSA.

(b)        In the event that J&J or any members of its Group do not have the right immediately following the Separation to grant licenses to Kenvue as provided in Section 3.02 without the payment of royalties or other consideration to any third parties (excluding employees of J&J and employees of the members of its Group), J&J shall use commercially reasonable efforts to obtain such right to grant licenses; provided, however, that Kenvue shall be responsible for the applicable costs and expenses incurred by J&J, including the payment of royalties or other consideration to any third parties (excluding costs and expenses for employees of J&J and employees of the members of its Group).

SECTION 3.03.    Have Made Rights. The licenses granted to Kenvue and the members of its Group pursuant to Section 3.01 include the right to have contract manufacturers and foundries manufacture Kenvue Products based substantially on Kenvue designs, solely for Kenvue or the members of its Group (including private label or OEM versions of such Kenvue Products) and solely in connection with the Kenvue Business as operated on the Separation Date and any reasonable and natural extensions thereof.

SECTION 3.04.    Sublicenses. The licenses granted to Kenvue and the members of its Group in Sections 3.01 and 3.02 shall include the right to grant sublicenses, provided that any such sublicense is within the scope of the license granted pursuant to this Agreement and in furtherance of activities conducted by, for or on behalf of Kenvue Group.

SECTION 3.05.    Improvements. As between J&J and the members of its Group on the one hand, and Kenvue and the members of its Group on the other hand, Kenvue and the members of its Group hereby retain all right, title and interest in and to any Improvements made by or on behalf of Kenvue or the members of its Group from and after the Separation Date (a) to any of the Retained Copyrights, Retained Know-How or Common Infrastructure Copyrights, or (b) in the exercise of the licenses granted to it by J&J and the members of its Group pursuant to this Article III, subject in each case only to the ownership interests of J&J, the members of its Group and third parties in the underlying Intellectual Property that is improved. Kenvue shall not have any obligation under this Agreement to notify J&J or the members of the J&J Group of any such

Improvements made by or on behalf of it or the members of its Group or to disclose or license any such Improvements to J&J or the members of its Group.

SECTION 3.06.    Memorabilia License. Notwithstanding anything to the contrary in this Agreement, with respect to any Memorabilia (as defined in the Separation Agreement) owned by Kenvue as of or immediately following the Separation or obtained pursuant to Section 7.01(d) of the Separation Agreement, J&J hereby grants, and agrees to cause the members of the J&J Group to hereby grant, to Kenvue and the members of the Kenvue Group a personal, irrevocable (except as set forth in Article VIII and Article IX), non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in Article VIII) license under all Copyrights, Trademarks and Internet Properties owned or controlled by J&J as of or after the Separation (solely to the extent J&J has the right immediately following the Separation to grant such license to Kenvue without the payment of royalties or other consideration to any third parties) to the extent necessary to use, reproduce, prepare derivative works of, perform and display the works of authorship included in such Memorabilia, including any works of authorship embodied in, and any Trademarks displayed on or within, such Memorabilia as of the Separation (collectively, “J&J Memorabilia IP”), solely in a substantially similar manner as such J&J Memorabilia IP was used in connection with such Memorabilia prior to the Separation; provided that any use of Trademarks licensed to Kenvue hereunder in connection with such Memorabilia shall be solely for historical, archival or factual purposes and not as an indicator of source or endorsement or otherwise in connection with the commercialization of Kenvue Products.

ARTICLE IV

LICENSES FROM KENVUE TO J&J

SECTION 4.01.    License Grants Excluding Shared Data. Kenvue hereby grants, and agrees to cause the members of the Kenvue Group to hereby grant, to J&J and the members of the J&J Group the following personal, irrevocable (except as set forth in Article VIII and Article IX), non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in Article VIII) licenses under the Licensed Kenvue IP, excluding Kenvue Shared Data, subject to the terms of this Agreement as follows:

(a)        Patents. Under the Licensed Kenvue Patents to make (including the right to practice any methods, processes and procedures), have made (subject to Section 4.02), use, lease, sell, offer for sale and import J&J Products in the J&J Business as operated on the Separation Date and any reasonable and natural extensions thereof. The Kenvue Patent licenses set forth in this Section 4.01(a) shall terminate, on a Patent-by-Patent basis, upon the expiration of the applicable Licensed Kenvue Patent’s term.

(b)        Copyrights. Under the Licensed Kenvue Copyrights: (i) to reproduce and have reproduced (subject to Section 4.02) the works of authorship included therein and derivative works thereof prepared by or on behalf of J&J, in whole or in part; (ii) to prepare derivative works or have derivative works prepared for it based upon such works of authorship; (iii) to distribute (by any means and using any technology, whether now known or unknown) copies of the works of authorship included therein (and derivative works thereof prepared by or on behalf of J&J) to the public by sale or other transfer of ownership or by rental, lease or lending; (iv) to perform (by any means and using any technology, whether now known or unknown, including electronic transmission) and display the works of authorship included therein (and derivative works thereof prepared by or on behalf of J&J), in each of (i)-(iv), solely as part of (or, in the case of (ii) only, to create) J&J Products in the J&J Business as operated on the Separation Date and any reasonable and natural extensions thereof; and (v) to use such works of authorship (and derivative works thereof prepared by or on behalf of J&J) to design, develop, make and have made (subject to Section 4.02), sell and support J&J Products in the J&J Business as operated on the Separation Date and any reasonable and natural extensions thereof. The Copyright licenses set forth in this Section 4.01(b) shall terminate, on a Copyright-by-Copyright basis, upon the expiration of the applicable licensed Copyright’s term. The Parties acknowledge that some of the materials licensed under this Section 4.01(b) (e.g., documents, PowerPoint slides, photo libraries, etc.) also contain Third-Party Copyrights such as fonts, images and graphics, which are licensed to Kenvue but that may not be sub-licensable to J&J. The license granted under this Section 4.01(b), therefore, does not extend to the use of such Third-Party Copyrights, and J&J is solely responsible for obtaining its own licenses to such Third-Party Copyrights.

(c)        Know-How. Subject to Section 6.02, under the Licensed Kenvue Know-How, solely to design, develop, make and have made (subject to Section 4.02), sell and support J&J Products in the J&J Business as operated on the Separation Date and any reasonable and natural extensions thereof. The Know-How licenses set forth in this Section 4.01(c) shall continue, with respect to each licensed portion of Know-How, until a valid occurrence of an exception to the confidentiality obligations set forth in Section 7.09 (Confidential Information) of the Separation Agreement or Section 6.02 hereof resulting in such portion of Know-How ceasing to be confidential or proprietary to Kenvue. Notwithstanding anything to the contrary in this Agreement, Know-How used or held for use exclusively in connection with the business or operations of the Kenvue Business as of the Separation Date shall not be subject to the license granted pursuant to this Section 4.01(c). Notwithstanding anything to the contrary in this Agreement, the Know-How licenses set forth in this Section 4.01(c) shall not apply to any data included in Know-How that is Shared Data, the licensing of which shall be governed exclusively by Section 4.02.

(d)        Third-Party Licenses. With respect to Intellectual Property licensed to Kenvue or the members of its Group by a third party, the license grants set forth in this Article IV shall be subject to all of the terms, conditions and restrictions set forth in the relevant license agreement between Kenvue (or a member of its Group, as the case may be) and such third party. Licenses to J&J under Intellectual Property owned by a third party shall expire or terminate on the expiration or termination of the corresponding license agreement between such third party and Kenvue (or the member of its Group, as the case may be).

(e)        Reasonable Access. Subject to Section 5.01, Kenvue acknowledges and agrees to allow J&J, or a member of its Group, after the Separation,

reasonable access to any of the Licensed Kenvue IP, materials or data licensed to J&J and members of its Group pursuant to this Article IV, at J&J’s expense. Without limiting the generality of the foregoing, solely to the extent laboratory notebooks being transferred to Kenvue may contain information relating to a combination of Kenvue and J&J Intellectual Property, Kenvue shall retain such laboratory notebooks for the period of time required by Kenvue’s current retention policy for Kenvue laboratory notebooks, and Kenvue shall provide J&J with timely access to laboratory notebooks in Kenvue’s possession that contain such information during normal business hours upon reasonable request.

SECTION 4.02.    Kenvue Shared Data License Grant.

(a)        Kenvue hereby grants, and agrees to cause the members of the Kenvue Group to hereby grant, to J&J and the members of the J&J Group a personal, irrevocable (except as set forth in Article VIII and Article IX), non-exclusive, royalty-free and non-transferable (except as set forth in Article VIII) license to use the Kenvue Shared Data, solely within the Territory and solely in connection with the J&J Business as operated on the Separation Date and any reasonable and natural extensions thereof (the “Kenvue Shared Data License”), solely to the extent that Kenvue or any member of its Group has the right immediately following the Separation to grant licenses thereunder to J&J of the scope granted by Kenvue to J&J in Section 4.02 without the payment of royalties or other consideration to any third parties (excluding employees of Kenvue and employees of the members of its Group). The Kenvue Shared Data License set forth in this Section 4.02 shall continue, with respect to each licensed portion of Kenvue Shared Data, until a valid occurrence of an exception to the confidentiality obligations set forth in Section 7.09 (“Confidential Information”) of the Separation Agreement or Section 6.02 hereof resulting in such portion of Kenvue Shared Data ceasing to be confidential or proprietary to Kenvue. Notwithstanding anything to the contrary in this Agreement, Kenvue Shared Data used or held for use exclusively in connection with the business or operations of the Kenvue Business as of the Separation Date shall not be subject to the license granted pursuant to this Section 4.02. The technical implementation of the Kenvue Shared Data License shall be governed by the DTSA.

(b)        In the event that Kenvue or any members of its Group do not have the right immediately following the Separation to grant licenses to J&J as provided in Section 4.02 without the payment of royalties or other consideration to any third parties (excluding employees of Kenvue and employees of the members of its Group), Kenvue shall use commercially reasonable efforts to obtain such right to grant licenses; provided, however, J&J shall be responsible for the applicable costs and expenses incurred by Kenvue, including the payment of royalties or other consideration to any third parties (excluding costs and expenses for employees of Kenvue and employees of the members of its Group).

SECTION 4.03.        Have Made Rights. The licenses granted to J&J and the members of its Group pursuant to Section 4.01 include the right to have contract manufacturers and foundries manufacture J&J Products based substantially on J&J designs, solely for J&J or the members of its Group (including private label or OEM versions of such J&J Products) and solely in the J&J Business as operated on the Separation Date and any reasonable and natural extensions thereof.

SECTION 4.04.    Sublicenses. The licenses granted to J&J and the members of its Group in Sections 4.01 and 4.02 shall include the right to grant sublicenses; provided that any such sublicense is within the scope of the license granted pursuant to this Agreement and in furtherance of activities conducted by, for, or on behalf of J&J Group.

SECTION 4.05.    Improvements. As between Kenvue and the members of its Group on the one hand, and J&J and the members of its Group on the other hand, J&J and the members of its Group hereby retain all right, title and interest in and to any Improvements made by or on behalf of J&J or the members of its Group from and after the Separation Date (a) to any of the Transferred Copyrights, Transferred Know-How or Common Infrastructure Copyrights, or (b) in the exercise of the licenses granted to it by Kenvue and the members of its Group pursuant to this Article IV, subject in each case only to the ownership interests of Kenvue, the members of its Group and third parties in the underlying Intellectual Property that is improved. J&J shall not have any obligation under this Agreement to notify Kenvue or the members of the Kenvue Group of any such Improvements made by or on behalf of it or the members of its Group or to disclose or license any such Improvements to Kenvue or the members of its Group.

SECTION 4.06.    Memorabilia License. Notwithstanding anything to the contrary in this Agreement, with respect to any Memorabilia owned by J&J as of or immediately following the Separation or obtained pursuant to Section 7.01(d) of the Separation Agreement, Kenvue hereby grants, and agrees to cause the members of the Kenvue Group to hereby grant, to J&J and the members of the J&J Group a personal, irrevocable (except as set forth in Article VIII and Article IX), non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in Article VIII) license under all Intellectual Property (with the exception of know-how and patent rights other than design patents to the extent necessary to display such Memorabilia) owned or controlled by Kenvue as of or after the Separation (solely to the extent Kenvue has the right immediately following the Separation to grant such license to J&J without the payment of royalties or other consideration to any third parties) to the extent necessary to display, reproduce (except for commercial reproduction), prepare derivative works of (except for commercial purposes), perform and display the works of authorship included in such Memorabilia, including any works of authorship embodied in, and any Trademarks displayed on or within, such Memorabilia as of the Separation (collectively, “Kenvue Memorabilia IP”), solely in a substantially similar manner as such Kenvue Memorabilia IP was used in connection with such Memorabilia prior to the Separation; provided that any use of Trademarks licensed to J&J hereunder in connection with such Memorabilia shall be solely for historical, archival or factual purposes and not as an indicator of source or endorsement or otherwise in connection with the commercialization of J&J Products. Notwithstanding the foregoing, in no event is this license for Memorabilia include the right to reverse engineer or commercially sell such Memorabilia or leverage any formulas or know-how embedded in such Memorabilia.

ARTICLE V

ADDITIONAL INTELLECTUAL PROPERTY-RELATED MATTERS

SECTION 5.01.    Mutual Covenants for Shared Data. Each Party, in its role as Licensee to the applicable Shared Data, hereby agrees to, and to cause each of its sublicensees to:

(a)        not intentionally take any action, or permit any action to be taken, that would cause unauthorized Processing of the Licensor’s Shared Data (it being understood that any use of the Shared Data pursuant to and in compliance with the terms of this Agreement and the Data Processing Addendum (as defined in the DTSA) and serving a good-faith and substantially legitimate purpose in the conduct of the applicable Licensee’s Business, shall not be deemed unauthorized Processing of the Shared Data);

(b)        notify Licensor of the occurrence of any action, whether intentional or unintentional, having an effect as described in Section 5.01(a), as soon as reasonably practicable upon becoming aware of such occurrence (it being understood that any such notification to this Section 5.01 shall not be interpreted as any admission of fault on the part of Licensee or its Sublicensee); and

(c)        (i) use reasonable best efforts to delete any Data exclusively related to the other Party and (ii) should deletion not be feasible pursuant to this Section 5.01(c)(i), the Party with access to such Data shall not use such Data and shall hold it in strict confidence, not release or disclose such Data, and shall protect such Data, with at least the same degree of care, but no less than a reasonable degree of care, that the Party applies to its own confidential and proprietary information pursuant to policies in effect immediately prior to the Separation Date.

SECTION 5.02.    Sanctioned Country Intellectual Property Rights. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that (i) any transfer or assignment from J&J or the members of the J&J Group to Kenvue of any Kenvue Patents or Kenvue Trademarks from a Sanctioned Country, including, as of the date hereof, Cuba, Iran, North Korea, the Crimea Region, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic in Ukraine or Venezuela, and (ii) any grant of any licensing rights from J&J or the members of the J&J Group to Kenvue or from Kenvue to J&J or the members of the J&J Group to any Kenvue Patents or Kenvue Trademarks from a Sanctioned Country, including, as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea Region, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic in Ukraine, or Venezuela (“Sanctioned Country Assets”), require and are subject to prior authorization from the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). When and as the Parties agree, the Party assigning and/or licensing the Sanctioned Country Assets shall use commercially reasonable efforts to submit a request to OFAC for authorization to assign and transfer and/or to grant a license to the relevant Sanctioned Country Assets, as appropriate.

SECTION 5.03.    Data Transfer and Sharing Agreement. The Parties acknowledge that, through the course of a history of integrated operations, they and the members of their respective Groups have obtained knowledge of, gained access to and shared use of certain data, including with respect to Business Records and the Processing of Personal Information, that are not otherwise governed expressly by this Agreement and are not exclusively related to or used or held for use exclusively in the business or operations of either Party. Subject to applicable Privacy and Data Security Requirements, the Parties seek to ensure that each Party has the freedom to access such data after the Separation. As such, concurrent with the execution of this Agreement, the Parties shall enter into a Data Transfer and Sharing Agreement, including the Data Processing Addendum appended thereto, substantially in the form of Schedule E (collectively, the “DTSA”) setting forth the terms and conditions governing the continued access and/or transfer, as applicable, of Shared Data and Common Infrastructure Data. The DTSA further shall set forth the data transfer protocol for Kenvue Transferred Data assigned by J&J to Kenvue pursuant to Article II and J&J Retained Data owned by J&J but in Kenvue’s possession as of the Separation Date. The DTSA shall provide the records and information management policies and procedures to govern the Data in each Party’s possession. In the event of any conflict between the terms of this Agreement and the DTSA, the DTSA shall control with respect to all matters regarding transfer of Data and access and use (including with respect to Processing Personal Information) of Shared Data, Common Infrastructure Data, J&J Retained Data and Kenvue Transferred Data.

SECTION 5.04.    Assistance by Employees. Each of J&J and Kenvue agree to use reasonable best efforts to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Administrative IP Proceeding or threatened or contemplated Administrative IP Proceeding (including preparation for any such Administrative IP Proceeding) in which either J&J or Kenvue, or any Person or Persons in either Group, as applicable, may from time to time be involved. Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by the Party directly involved in the Administrative IP Proceeding. For the purposes of this Section 5.04, “Administrative IP Proceedings” shall mean the prosecution of, and other patent or trademark office proceedings (e.g., reissue, reexamination, interference, inter partes review, post-grant review, cancellation, opposition, expungement, etc.) regarding, the other Party’s Patents, Trademarks and other Intellectual Property.

SECTION 5.05.    Inventor Compensation. Each Party will be responsible for providing inventor incentive compensation, if any, to its and its Group members’ employees in accordance with its own internal policies and any applicable laws and regulations. To the extent that a Party bases an inventor’s incentive compensation on a

Patent or a Patent application of the other Party, the Parties will reasonably cooperate by providing to each other relevant information about their Patents for which one or more inventors are employees of the other Party. To the extent that inventor compensation is specified by applicable Law, the Parties will reasonably cooperate in providing information to each other in order to enable each Party to calculate inventor compensation. No Party shall have any obligation to provide any inventor incentive compensation to an employee of the other Party except as required by applicable Law. Any Information provided under this Section 5.05 shall be subject to Section 7.09 (Confidential Information) of the Separation Agreement and Section 6.02 hereof.

SECTION 5.06.    No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights (including the right to sublicense) by implication, estoppel or otherwise, under any Intellectual Property, other than as expressly granted in this Agreement, and all other rights under any Intellectual Property licensed to a Party or the members of its Group hereunder are expressly reserved by the Party granting the license. The Party receiving any license hereunder acknowledges and agrees that, as between each Party (or the applicable member of its Group) and the other Party (or the applicable member of its Group), the Party (or the applicable member of its Group) granting the license is the sole and exclusive owner of the Intellectual Property so licensed.

SECTION 5.07.    No Field Restrictions. Except as expressly set forth in this Agreement or the Trademark Related Agreements, and subject to the rights of the other Party and the members of its Group pursuant to this Agreement, each Party and the members of its Group shall be free to grant rights of any sort under any of its owned Intellectual Property or any Intellectual Property that it jointly owns with the other Party or the members of its Group to any third party without restriction as to field of use.

SECTION 5.08.    No Obligation To Prosecute or Maintain Registrations. Except as expressly set forth in this Agreement, no Party or any member of its Group shall have any obligation to seek, perfect or maintain any protection for any of its Intellectual Property. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, no Party or any member of its Group shall have any obligation hereunder to file or prosecute any application for registration or to maintain any registration of Intellectual Property.

SECTION 5.09.     Quality Standards. The Parties acknowledges and agree that all use of the Shared Data, the Common Infrastructure Data, the Licensed J&J IP and Licensed Kenvue IP, as applicable, hereunder shall be in accordance in all respects with the provisions of this Agreement and shall conform to the same high standards of quality associated such Intellectual Property as observed immediately prior to the Separation Date.

SECTION 5.10.    Technical Assistance. Except as expressly set forth in this Agreement, in the Separation Agreement or any other mutually executed agreement between the Parties or any of the members of their respective Groups, no Party or any member of its Group shall be required to provide the other Party with any technical assistance. Notwithstanding the foregoing, J&J agrees to furnish Kenvue Group with copies of any Intellectual Property-related documents, materials or other Information; (i) pertaining to the Kenvue Business; (ii) in the custody or control of J&J and; (iii) which J&J has the right to provide without the requirement to pay consideration to another party; provided that Kenvue may pay any such consideration on J&J’s behalf; (iv) reasonably requested in writing by Kenvue Group; and (v) which cannot be otherwise reasonably obtained by Kenvue.

SECTION 5.11.    Third-Party Infringement. No Party or any member of its Group shall have any obligation hereunder to institute or maintain any action or suit against third parties for infringement, misappropriation or other violation of any Intellectual Property licensed to the other Party hereunder, or to defend any action or suit brought by a third party which challenges or concerns the validity of any of such Intellectual Property or which claims that any Intellectual Property licensed to the other Party or any member of its Group hereunder constitutes infringement, misappropriation or other violation of any Intellectual Property of any third party. Each Licensee shall use commercially reasonable efforts to notify the Licensor in writing upon learning that a third party may be infringing, misappropriating or otherwise violating or impairing any Patents, Copyright or Know-How of the Licensor that are licensed to the Licensee under this Agreement. Such notification shall set forth in reasonable specificity the identity of the suspected infringing third party and the nature of the suspected infringement. The Licensee shall not take any steps to contact any such third party without the Licensor’s prior written permission, and the Licensor shall have the sole discretion to determine whether and in what manner to address any actual or suspected unauthorized third-party use and shall be exclusively entitled to any remedies, including monetary damages, related thereto or resulting therefrom. In the event that the Licensor decides to initiate any claim against any third party, the Licensee shall reasonably cooperate with the Licensor, subject to Section 5.06. Any actual and reasonable out-of-pocket expenses associated with such cooperation shall be borne by the Licensor, expressly excluding the value of the time of the Licensee’s personnel (regarding which the Parties shall agree on a case-by-case basis with respect to reasonable compensation).

SECTION 5.12.    Actions and Investigations by Governmental Entities. If any Action or investigation by any Governmental Authority is brought or threatened against the applicable Licensee or any of its Sublicensees alleging a violation of any applicable Privacy and Data Security Requirement in relation to the Shared Data to which it receives a license under Section 3.02 or 4.02, as applicable, such Licensee shall promptly notify the applicable Licensor in writing of the Action or investigation, which notice shall include as much detail as is reasonably available under the circumstances, to the extent permitted by applicable Law. Such Licensee shall not make any admissions with respect to the Shared Data in connection with any Action or investigation without the prior consent of the applicable Licensor. The applicable Licensee and applicable Licensor shall have the right to defend its own interests with respect to any such Action or investigation by a Governmental Authority; provided that the non-defending Party shall reasonably cooperate with the defending Party’s request; provided further that the defending Party shall, in its defense, consider in good faith any strategies or actions to mitigate prejudice to the non-defending Party’s interests reasonably raised by the non-defending Party.

SECTION 5.13.    No Challenge to Title. Each Party agrees that it shall not (and shall cause the members of its Group not to), for any reason, from the Separation Date until the fifth (5th) anniversary of the Separation Date, either itself do or authorize any third party to do any of the following anywhere in the world with respect to any Intellectual Property licensed to it or the members of its Group hereunder: (a) represent to any third party in any manner that it owns or has any ownership rights in such Intellectual Property; (b) apply for any registration of such Intellectual Property (including federal, state and national registrations); or (c) impair, dispute or contest the validity, enforceability or registrability of the other Party’s (or any of the members of such other Party’s Group) right, title and interest in and to such Intellectual Property. The immediately preceding sentence shall not apply to Trademarks, challenges to which are governed by the Trademark Related Agreements.

SECTION 5.14.    Rights Requests. Each Party shall be responsible for complying with rights requests made under applicable Privacy and Data Security Requirements (including under GDPR Chapter III, as applicable), in connection with Personal Information that each Party possesses or that such party sub-contracted to a third party to Process.

SECTION 5.15.    Group Members. Each Party shall cause the members of its Group to comply with all applicable provisions of this Agreement.

ARTICLE VI

CONFIDENTIAL INFORMATION

SECTION 6.01.    Contract Manufacturing. Notwithstanding anything to the contrary herein, each Party agrees that, in exercising its “Have-Made” rights (by Kenvue, pursuant to Section 3.02, or by J&J, pursuant to Section 4.02), each Party and the members of its Group may only disclose Know-How licensed from the other Party or a member of its Group in Article III or Article IV to the extent expressly permitted by this Agreement and as reasonably necessary to exercise such rights, and then only if it has executed a written confidentiality agreement with the applicable third-party contract manufacturer with appropriate, industry-standard terms, and in all cases containing terms and conditions pertaining to the protection of proprietary and confidential information no less restrictive than those set forth in this Article VI and Section 7.09 (Confidential Information) of the Separation Agreement.

SECTION 6.02.    Know-How and Data. In addition to the provisions of Section 7.09 (Confidential Information) of the Separation Agreement, J&J shall maintain the confidentiality of the Transferred Know-How, the Know-How licensed under Section 4.01(c), the Kenvue Shared Data and the Common Infrastructure Know-How in J&J’s possession, and Kenvue shall maintain the confidentiality of the Know-How licensed under Section 3.01(c), the J&J Shared Data and the Common Infrastructure

Know-How in Kenvue’s possession. Each Party shall use (and shall cause the members of its Group to use) the same degree of care as it uses to protect its own Know-How and Data, but in any case no less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication of the Know-How or Data licensed to such Party under Sections 4.01(c) and 4.03(a) or Sections 3.01(c) and 3.02(a), as applicable, the Common Infrastructure Know-How, the Common Infrastructure Data and, as to J&J only, the Transferred Know-How and Kenvue Transferred Data. Any third-party disclosure by either Party necessary to exploit the Know-How licensed to such Party under Section 4.01(c) or Section 3.01(c) or the Common Infrastructure Know-How shall be made only under a confidentiality agreement with terms no less restrictive than those of this Article VI. Know-How shall cease to qualify as confidential information if it (a) becomes publicly available without breach of this Agreement or (b) is obtained from a third party lawfully in possession of the Know-How and which provides the Know-How without breach of any duty of confidentiality owed directly or indirectly to the Know-How owner (either J&J or Kenvue, as may be applicable). Notwithstanding the provisions of this Section 6.02, each Party and the members of its Group may disclose any Information included in Know-How or Data of the other Party and the members of its Group (i) if required by law, regulation or court order provided that the Party seeking to disclose provides notice and a reasonable opportunity to object to, limit or condition the disclosure (e.g., to limit the disclosure to the minimum necessary to comply with the law, regulation or court order and for the disclosure to be made under protective order or other order of confidentiality) or (ii) with the other Party’s prior written consent.

ARTICLE VII

LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER

SECTION 7.01.    Limitation of Liability.

(a)    Except as may expressly be set forth in this Agreement, none of J&J, Kenvue or any other member of either Group shall in any event have any IP Liability to the other or to any other member of the other’s Group, or to any other J&J Indemnitee or Kenvue Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 7.01 shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the J&J Group or the Kenvue Group for any indirect, special, punitive or consequential damages.

(b)    For the avoidance of doubt, any Liability (other than IP Liability) and indemnification obligation arising out of a third-party claim of infringement, misappropriation or violation of their Intellectual Property shall be governed by the Separation Agreement.

SECTION 7.02.    Disclaimer of Representations and Warranties. Each of J&J (on behalf of itself and each other member of the J&J Group) and Kenvue (on behalf of itself and each other member of the Kenvue Group) understands and agrees that, except as expressly set forth in this Agreement, no Party is representing or warranting in any way, including any implied warranties of merchantability, fitness for a particular purpose, title, registrability, allowability, enforceability or non-infringement, as to any Intellectual Property or IP Liabilities transferred or assumed as contemplated hereby, as to the sufficiency of the Intellectual Property or IP Liabilities transferred or assumed hereby for the conduct and operations of the Kenvue Business or the J&J Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Intellectual Property or assumptions of the IP Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Intellectual Property or IP Liabilities of such Party, or as to the absence of any defenses or rights of set-off or freedom from counterclaim with respect to any claim or other Intellectual Property, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Intellectual Property or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein, any such Intellectual Property is being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.

ARTICLE VIII

TRANSFERABILITY AND ASSIGNMENT

SECTION 8.01.    No Assignment or Transfer Without Consent. Except as expressly set forth in this Agreement (including in Section 8.02 below), neither this Agreement nor any of the rights, interests or obligations under this Agreement, including the Intellectual Property licenses granted pursuant to this Agreement, shall be assigned, in whole or in part, by operation of Law or otherwise by either Party or any member of its Group without the prior written consent of the other Party, such consent not to be unreasonably withheld. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement, in whole or in part, without prior notice or consent of the other Party (a) to any of its Affiliates or (b) in connection with (i) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets; (ii) the sale of all or substantially all of such Party’s assets; or (iii) the divestiture of a line business in accordance with Section 8.02(c); provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement and, if applicable, the Trademark Related Agreements and the DTSA, and the assigning Party provides, within ninety (90) days of the effective date of such assignment, written notice and evidence of such assignment and assumption to the non-assigning Party.

SECTION 8.02.    Divested Businesses. In the event a Party divests a business by (a) spinning off a member of its Group by its sale or other disposition to a third party, (b) reducing ownership or control in a member of its Group so that it no longer qualifies as a member of its Group under this Agreement or (c) selling or otherwise transferring a member of its Group or a specific brand, business line or product to a third party (each such divested entity/line of business, a “Divested Business”), the entity holding the Divested Business, or in the event the Divested Business is acquired by a third party through an acquisition of its assets, such third party, shall (i) retain those licenses granted to the Divested Business under this Agreement and (ii) continue to grant those licenses granted by such Divested Business under this Agreement, in each case, subject to the other terms of this Agreement and, if applicable, the Trademark Related Agreements, and the DTSA. The retention of any license grants is subject to the entity holding the Divested Business and, in the event it is acquired by a third party, such third party’s execution and delivery to the non-transferring Party, within ninety (90) days of the effective date of such assignment, of a duly authorized, written undertaking, agreeing to be bound by the applicable terms of this Agreement and if applicable, the Trademark Related Agreements, and the DTSA. In the event that the licenses granted to the Divested Business pursuant to Section 8.02(i) also apply to a portion of the non-divested business, the Licensor hereby agrees to grant both Licensee and the entity holding the Divested Business and, in the event it is acquired by a third party, such third party, such licenses, in each case, subject to the other terms of this Agreement and, if applicable, the Trademark Related Agreements, and the DTSA. For the avoidance of doubt, in no event shall any license by virtue of the divestiture of a Divested Business (x) be broader than the licenses conveyed in advance of the divestiture to a Party under the terms of this Agreement, or (y) apply to any products, product lines, services, apparatus, devices, systems, components, hardware, software, processes, solutions, any combination of the foregoing, or other offerings of any third-party acquirer or its affiliates, other than the Kenvue Products or the J&J Products (as the case may be) that were transferred to the former entity/line of business under the divestiture of a Divested Business or (z) convey any further rights under this Section 8.02 after the initial divestiture of a Divested Business.

ARTICLE IX

TERMINATION

SECTION 9.01.    Termination by Both Parties. Subject to Section 9.02 and any termination rights set forth in the Trademark Related Agreements, or the DTSA, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

SECTION 9.02.    Termination Prior to the Separation Date. This Agreement may be terminated by J&J at any time, in its sole discretion, prior to the Separation Date. In the event of any termination of this Agreement prior to the

Separation Date, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement.

SECTION 9.03.    Effect of Termination; Survival. Except with respect to termination of the Agreement under Section 9.02, notwithstanding anything else in this Agreement to the contrary, Article VI, Article VII, this Section 9.03 and Article XI shall survive any termination of this Agreement. Termination of this Agreement pursuant to Section 9.01 shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability for breach of such Party’s obligations under this Agreement. Neither Party shall be liable to the other Party for damages of any kind solely as a result of terminating this Agreement in accordance with its provisions, and termination of this Agreement by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable Law.

SECTION 9.04.    Other Termination Consequences. Upon the termination of this Agreement:

(a) all rights in the J&J Shared Data granted to Kenvue under this Agreement shall revert to J&J and Kenvue shall return (or destroy) all data, files, records and other materials containing or comprising J&J Shared Data as soon as reasonably practicable; provided that, if the termination is not caused by Kenvue’s breach of its obligations under this Agreement, Kenvue shall have the right to maintain a copy of, and continue to use, the J&J Shared Data as it exists at the time of termination of this Agreement; and

(b) all rights in the Kenvue Shared Data granted to J&J under this Agreement shall revert to Kenvue and J&J shall return (or destroy) all data, files, records and other materials containing or comprising Kenvue Shared Data as soon as reasonably practical; provided that, if the termination is not caused by J&J’s breach of its obligations under this Agreement, J&J shall have the right to maintain a copy of, and continue to use, the Kenvue Shared Data as it exists at the time of termination of this Agreement.

ARTICLE X

FURTHER ASSURANCES

SECTION 10.01.    Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b)    Without limiting the foregoing, prior to, on and after the Separation Date, each Party shall reasonably cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and (iii) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement, including any licenses and transfers of Intellectual Property or assignments and assumptions of Transferred IP Liabilities and Common Infrastructure IP Liabilities hereunder.

(c)    On or prior to the Separation Date, J&J and Kenvue, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Kenvue or any other member of the J&J Group, as the case may be, to effectuate the transactions contemplated by this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.    Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b)    This Agreement and the Appendices, Exhibits and Schedules hereto, together with the Separation Agreement, the Trademark Related Agreements, the Kenvue Transferred Data Protocol and the DTSA and all Appendices, Exhibits and Schedules thereto, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c)    J&J represents on behalf of itself and each other member of the J&J Group, and Kenvue represents on behalf of itself and each other member of the Kenvue Group, as follows:

(a)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b)    this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 11.02.    Governing Law; Dispute Resolution; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b)    Unless otherwise set forth in this Agreement, in the event of any dispute arising under this Agreement between the Parties (a “Dispute”), either Party may refer such Dispute to the respective senior officers of such Parties by delivering written notice of such Dispute to the other Party (a “Negotiation Notice”). Upon delivery of a Negotiation Notice, each Party shall attempt in good faith to resolve such Dispute by negotiation among their respective senior officers who hold, at a minimum, the title of Executive Vice President and who have authority to settle such Dispute.

(c)    If the Parties are unable to resolve any Dispute within thirty (30) calendar days of the delivery of a Negotiation Notice, then either Party shall have the right to initiate non-binding mediation by delivering written notice to the other Party (a “Mediation Notice”). Upon delivery of a Mediation Notice, the applicable Dispute shall be promptly submitted for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “Mediation Rules”), and the Parties shall participate in such mediation in good faith for a period of thirty (30) calendar days or such longer period as the Parties may mutually agree in writing (the “Mediation Period”). In connection with such mediation, the Parties shall cooperate with each other and the American Arbitration Association in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings; provided that, if the Parties are unable to agree on a neutral mediator within ten (10) calendar days of the delivery of a Mediation Notice, the Parties shall cause the American Arbitration Association to select and appoint a neutral mediator on the Parties’ behalf in accordance with the Mediation Rules. The Parties agree to bear equally the costs of any mediation, including any fees or expenses of the applicable mediator; provided, that each Party shall bear its own costs in connection with participating in such mediation.

(d)    If the Parties are unable to resolve any Dispute via negotiation or mediation in accordance with Section 11.02(b) and Section 11.02(c), then, following the Mediation Period, either Party may commence litigation in a court of competent jurisdiction pursuant to Section 11.02(e). For the avoidance of doubt, except as set forth in Section 11.02(f), neither Party may commence litigation with respect to a Dispute until and unless the Parties first fail to resolve such Dispute via negotiation and mediation in accordance with Section 11.02(b) and Section 11.02(c).

(e)    Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject-matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

(f)    Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the resolution of any dispute hereunder, including under Sections 11.02(b) or (c) hereof.

SECTION 11.03.    Third-Party Beneficiaries. Except as otherwise expressly set forth herein, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 11.04.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) when transmitted (except if not a Business Day, then the next Business Day) via email to the email address set out below (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), (c) on the date received, if sent by a nationally recognized delivery or courier service or (d) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to J&J, to:

Johnson & Johnson

Law Department

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention:    General Counsel

Email:          ****

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:    Robert I. Townsend, III

                    Sanjay Murti

Email:          rtownsend@cravath.com

                    smurti@cravath.com

If to Kenvue, to:

Kenvue 199 Grandview Road

Skillman, NJ 08558

Attention:    General Counsel

Email:          ****

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 11.05.    Export Control. Each Party agrees that it shall comply with all applicable national and international laws and regulations relating to export control in its country(ies), if any, involving any commodities, software, services or technology within the scope of this Agreement.

SECTION 11.06.    Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted by the other under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that, notwithstanding anything else in this Agreement, J&J and the members of the J&J Group and Kenvue and the members of the Kenvue Group, as licensees of such intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code (including J&J’s and the J&J Group members’ and Kenvue’s and the Kenvue Group members’ right to the continued enjoyment of the rights and licenses respectively granted under this Agreement).

SECTION 11.07.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 11.08.    Expenses. Except as expressly set forth in this Agreement, all third-party fees, costs and expenses paid or incurred in connection with the provisions of this Agreement will be paid by the Party incurring such fees or expenses, whether or not the Separation is consummated, or as otherwise agreed by the Parties.

SECTION 11.09.    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.10.    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Separation and shall remain in full force and effect.

SECTION 11.11.    Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 11.12.    Specific Performance. Notwithstanding the procedures set forth in Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 11.13.    No Admission of Liability. The allocation of Intellectual Property and IP Liabilities herein is solely for the purpose of allocating such Intellectual Property and IP Liabilities between J&J and the other members of the J&J Group, on the one hand, and Kenvue and the other members of the Kenvue Group, on the other hand, and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party.

SECTION 11.14.    Amendments; Waivers. No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of each Party, and no waiver of any provision of this Agreement shall be effective unless in writing and signed by the authorized representative of the Party sought to be bound by such waiver.

SECTION 11.15.    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications as set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The words “will” and “shall” shall be interpreted to have the same meaning.

SECTION 11.16.    Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Agreement to be executed by their duly authorized representatives.

JOHNSON & JOHNSON,

By
/s/ Joseph J. Wolk
Name: Joseph J. Wolk
Title: Executive Vice President, Chief Financial Officer

KENVUE INC.,

By
/s/ Paul Ruh
Name: Paul Ruh
Title: Chief Financial Officer

[Signature page to Intellectual Property Agreement]